FOR IMMEDIATE RELEASE

FERRO JOINT VENTURE IN CHINA TO SUPPLY RARE-EARTH-BASED COMPOUNDS FOR GLASS POLISHING MARKET

CLEVELAND, OH – February 16, 2012 – Ferro Corporation (NYSE: FOE) announced today that it has entered into joint venture agreement with Baotou Jin Meng Rare Earth Co., LTD, a refiner of rare earth materials in Baotou, China.

The joint venture business, Ferro Jinmeng (Suzhou) Polishing Materials Co., Ltd, will focus on the manufacture and sale of cerium oxide-based polishing materials in China. These ultra-fine, highly engineered materials are used to polish LCD glasses and cover glasses of electronic devices such as smart phones and tablet computers. Ferro will hold a majority ownership interest in the business.

Baotou Jin Meng Rare Earth Co., LTD will provide access to high-quality rare earth compounds from its refining operations in Baotou, while Ferro’s Surface Technologies business will bring its manufacturing technology, market and applications requirement knowledge to the new business venture. The business will be registered in Suzhou, China. Manufacturing will take place in Suzhou Office Park, where Ferro has state-of-the-art manufacturing facilities. The joint venture project is subject to approval by regulatory authorities. Ferro expects manufacturing to begin in the second half of 2012.

“Our Surface Technologies business has seen strong growth as a global supplier to the advanced glass polishing segment. By joining with Baotou Jin Meng Rare Earth, we look forward to accelerating that growth through providing the fast-growing Chinese market with leading edge products,” said Jeffrey Edel, Global Business Director, Ferro Electronic Materials.

“Our joint venture business will combine local raw material sourcing, local production and local applications support — a big win for this market at a time when demand has been surging for products incorporating LCDs and specialty cover glasses,” said Jai Subramanian, Global Business Manager, Ferro Electronic Materials. Mr. Sun Xiping, President of Baotou Jin Meng Rare Earth Co., LTD, stated, “We are excited to partner with a global technology leader in the glass polishing segment of the market.”

About Ferro Corporation

Ferro Corporation (www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products. Headquartered in Cleveland, Ohio, the Company has approximately 5,000 employees globally and reported 2010 sales of $2.1 billion.

The Company’s Surface Technologies business provides high-end abrasives for polishing applications in ophthalmic, automotive, semiconductor, and display markets.

MEDIA CONTACTS:
Mary Abood
Director, Corporate Communications
Phone: 216-875-5401
E-mail: mary.abood@ferro.com

Jai Subramanian
Global Business Manager, Ferro Electronic Materials
Phone: 216-875-5738
E-mail: jai.subrumanian@ferro.com

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations
Phone: 216-875-5488
E-mail: david.longfellow@ferro.com

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